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                                                                    EXHIBIT 10.1


                             EMPLOYMENT AGREEMENT

                                    Between

              fine.com International Corp. and Timothy J. Carroll

         The purpose of this Agreement is to confirm the terms of the employment relationship between FINE.COM INTERNATIONAL CORP. ("Employer"), and TIMOTHY J. CARROLL ("Employee").

         The parties acknowledge and agree that Employee was initially employed as an at-will employee for Employer on October 19, 1998 as its Vice President of Finance. Effective on November 23, 1998, Employee was promoted to Executive Vice President of Finance and Operations of Employer and the parties hereto desire to enter into this employment agreement to set forth the terms and conditions of the parties' employment relationship.

1. TERM OF AGREEMENT. Employer and Employee agree that the Employee will be employed by Employer beginning October 19, 1998, until October 19, 2001 (the "Base Term"), unless employment is sooner terminated as provided herein. This Agreement shall automatically be renewed for two (2) successive one-year terms (each referred to as an "Extended Term") unless either party gives written notice of nonrenewal at least ninety (90) days before the expiration of the Base Term or the first Extended Term, as the case may be. An Extended Term may also terminate before the expiration of such term as provided herein.

2. POSITION AND DUTIES. Employer and Employee agree that Employee will be employed as Executive Vice President of Finance and Operations. In this capacity, Employee's responsibilities will include, but are not limited to, the following: responsible for the accounting and administrative functions of the Company and its subsidiaries; responsible for reporting the results of operations and the status of corporate assets; responsible to the chief executive officer for all long-range financial matters and for the establishment of Company-wide financial and administrative objectives, policies, programs, controls and practices to ensure a continuously sound financial and administrative structure. The Executive Vice President of Finance and Operations Vice-President:will control the flow of cash through the organization and maintains the integrity of funds and securities. He will also be responsible in conjunction with others for the timely and accurate reporting of SEC disclosure documents and will assist with the investor relations and other functions with timely, accurate and detailed information as requested. It is understood that from time to time Employee may be assigned other duties or titles in addition to or in lieu of those described above and that Employee's responsibilities may be modified at any time in the reasonable discretion of Employer in order to accommodate the needs of Employer.

2.1 Employee agrees to devote his full-time efforts to his duties with Employer and further agrees that Employee will not directly or indirectly engage or participate in any activities while employed with Employer that would conflict with the best interests of Employer.

2.2 Employee's obligation to devote his full time, attention and energy to the business of Employer shall not be construed as preventing Employee from investing his assets so long as any such investment will not require any services on the part of Employee in the operation of the affairs of the company(ies) or business(es) in which such investment(s) is (are) made.

3. EMPLOYER'S REIMBURSEMENTS. Employer agrees to reimburse Employee for all reasonable business expenses incurred by Employee while on Employer's business, in accordance with Employer's polices as may be in effect from time to time. Employee shall maintain such records as will be necessary to enable Employer to properly deduct such items as business expenses when computing Employer's federal income tax.

4.   COMPENSATION.

     4.1 SALARY. For services rendered by Employee under this Agreement, Employer shall pay Employee an annual salary of $115,000 for the first year hereunder. Employee shall receive annual salary increases at each anniversary date at a percentage rate which is at least equal to the average salary increase of the four highest compensated officers of the Company and its subsidiary. Employee shall be paid this salary in equal periodic installments consistent with Company's
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normal payroll procedures, minus all lawful and agreed upon payroll deductions.
Employee shall also be eligible for annual performance bonuses, as determined in the sole and absolute discretion of Employer's Board of Directors.

     4.2 OPTION GRANT. Employee shall also be granted, upon the commencement of his employment and subject to approval or ratification of Employer's Board of Directors, a stock option to purchase 15,000 shares of Common Stock of Employer, and upon completion of the first year of employment and subject to approval or ratification of Employer's Board of Directors, an additional stock option to purchase 20,000 shares of Common Stock of Employer (the "Option Grant"). The exercise price, vesting schedule and other terms and provisions of the Option Grant shall be as reflected in Employer's standard form Stock Option Agreement and the terms and provisions of Employer's then current Stock Option Plan for employees. The terms of the vesting schedule on any option granted to Employee by Employer shall in no way imply or be construed as an extension or modification of the term of employment under this Agreement.

     4.3 OTHER COMPENSATION. Employee shall also receive a parking space and a cellular phone subsidy.

5. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Concurrent with the execution of this Agreement, Employee also executes and hereby delivers a Proprietary Information and Inventions Agreement.

6. FRINGE BENEFITS. Employer and Employee agree that during the term of this Agreement, Employee shall be entitled to participate in all fringe benefits and incentive compensation plans as may be authorized and adopted from time to time by the Employer for the benefit of employees generally and for which Employee is eligible.

7. VACATION. Employee shall be entitled to 10 days paid vacation per calendar year. Such time shall be accounted for pursuant and subject to Employer's vacation policies of general applicability.

8. CONFIDENTIAL INFORMATION. It is understood and agreed that as a result of Employee's employment hereunder, Employee will be acquiring and making use of confidential information about Employer's business as well as financial information. Employee agrees that he will respect the confidences of Employer and will not at any time during or within one (1) year following the period of his employment hereunder, directly or indirectly divulge or disclose for any purpose whatsoever or use for his own benefit, any confidential information that has been obtained by or disclosed to Employee as a result of his employment hereunder. "Confidential information" as used herein does not include information that is in the public domain and information received by Employee from third parties who have the right to disseminate the information. The covenant of this Section 8 is in addition to and in no way qualifies or limits the terms of Proprietary Information and Inventions Agreement referred to in
Section 5 above.

9. TERMINATION. This Agreement shall be terminated upon the occurrence of any one of the following events:

9.1  Death of Employee or legal inability to perform his duties hereunder.

9.2 If Employee shall have been incapacitated from illness, accident or other disability and unable to perform his normal duties hereunder for a cumulative period of three (3) months in any period of six (6) consecutive months, upon Employer or Employee giving the other party not less than thirty
(30) days' written notice. In the event of such termination, Employee shall be entitled to all benefits due Employee under any accident, sickness, disability, health or hospitalization plan or insurance policy of Employer, if any, then in effect.

9.3  Expiration of this Agreement or any renewal or extension thereof.

9.4 By Employee, upon Employer receiving ninety (90) days' notice as provided in Section 12.3 of this Agreement.

9.5 By Employer for cause. For purposes of this subsection, "cause" includes the following:

     (a) Breach by Employee of any material provision of this Agreement, which breach is not cured within thirty (30) days notice as provided in Section 12.3 of this Agreement;

     (b) Material violation by Employee of any statutory or common law duty of loyalty to Employer; or
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          (c)  Personal or professional conduct of Employee, which, in the reasonable and good faith judgment of Employer, after a thorough investigation, injures or tends to injure the reputation of Employer or otherwise adversely affects the interests of Employer. Such conduct may include, but is not limited to, dishonesty, chronic absenteeism, alcoholism, drug addiction, and conviction of a felony or misdemeanor involving moral turpitude.

9.6 Upon the cessation of business by Employer; provided, however, that the confidentiality provisions contained in Section 8 of this Agreement and the provisions of the Proprietary Information and Inventions Agreement referred to in Section 5 above shall continue in full force and effect according to its terms.

10. EFFECT OF TERMINATION. Upon termination of Employee's employment, Employer agrees to pay Employee all salary or other remuneration which is due and owing to Employee as of the date of termination, less legal deductions or offsets Employee may owe to Employer for such items as salary advances or loans. Employee agrees that his signature on this Agreement constitutes his authorization for all such deductions. Employee agrees to return all of Employer's property of any kind which may be in Employee's possession. In the event of termination of this Agreement, the terms and provisions of this Agreement shall also terminate, with the exception of the confidentiality provision contained in Section 8 and the provisions of the Proprietary Information and Inventions Agreement referred to in Section 5 above.
Such provisions shall continue in full force and effect according to their terms.

11.  CHANGE OF CONTROL.

     11.1 GENERAL. To induce Employee to remain in the employ of Employer and to encourage a high level of effective management in the best interests of Employer and its shareholders, this paragraph sets forth certain benefits Employer agrees will be provided to Employee if Employee's employment with Employer is terminated (other than by death, disability, expiration of the Agreement or for cause, as provided in Sections 9.1, 9.2, 9.3 or 9.5 respectively) subsequent to a Change of Control of Employer as defined and set forth herein. Accordingly, if this Agreement is terminated by Employer within a period of twenty four (24) months following a Change of Control, or if Employee terminates this Agreement for Good Reason during such period, then the parties agree that the following compensation shall be immediately due to Employee and that Employee shall not be entitled to any other compensation except as set forth below:

          (a)  Acceleration of Stock Options. (i) All options or other rights to
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     acquire Common Stock or other equity securities of Employer then held by
     Employee shall immediately and automatically vest and become exercisable in full as to all such Common Stock and other equity securities subject thereto, notwithstanding any term or provision to the contrary in any plans, agreements or other documents evidencing the options and other rights or pursuant to which the options and other rights were granted, (ii) all restrictions with respect to such Common Stock and other equity securities under any plans, agreements or other documents evidencing the options and other rights or pursuant to which the options and other rights were granted (other than restrictions on transfer under federal and applicable state securities laws), including but not limited to contractual restrictions on transfer, rights of repurchase or first refusal in favor of Employer and restrictions on certificates for such Common Stock and other equity securities (other than restrictions on certificates designed to promote compliance with federal and applicable state securities laws) shall automatically terminate, and (iii) such options and other rights shall remain exercisable until a period of eighteen (18) months has elapsed following the Change of Control or until the respective dates provided for exercise of such options and other rights under any plans, agreements and other documents by which they are evidenced, whichever is later, notwithstanding any term or provision to the contrary in any plans, agreements or other documents evidencing the options and other rights or pursuant to which the options and other rights were granted.

          (b)  Monetary Compensation.  Employer shall pay Employee (i)
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     Employee's full base salary through the date of any Notice of Termination plus payment for all accrued vacation, and any deferred compensation to which Employee is entitled for the year most recently ended, and the pro rata share of any such compensation which would be due in the year of termination, up to the date of termination, to the extent not already paid and (ii) an amount equal to the remainder of Employee's base compensation, and any payment in lieu of accrued vacation to which Employee is entitled under this Agreement, through the end of the Base Term, or an Extended Term, as the case may be.

          (c)  Employee Benefits. Employer shall maintain in full force
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     and effect for the remaining term of this Agreement, all other employee benefit plans, programs and policies (including any life or health insurance plans) in which Employee were entitled to participate immediately prior to Employee's termination, provided that
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     Employee's continued participation is possible under the general terms and provisions of such plans, programs and policies. If Employee's participation in any such plan, program or policy is not possible under its terms and conditions, Employer shall arrange to provide Employee with benefits substantially similar to those which Employee would have been entitled to receive under each plan, program or policy.

     11.2 CHANGE OF CONTROL DEFINED: For purposes of this Agreement, "Change of Control" shall be limited to:

          (a) Any sale or exchange of Common Stock of Employer, any sale or exchange of assets of Employer (other than in the ordinary course of business), or any merger, statutory share exchange or other similar transaction (the "Significant Transaction"), provided that (i) as a result of the Significant Transaction, together with all other similar transactions that have occurred during the period of eighteen (18) months ending on the date of the Significant Transaction, there has been during that period a transfer of ownership or control of more than sixty percent (60%) of the stock, voting power, assets or business of Employer; or

          (b) The acquisition by any person or entity or any group of persons or entities acting in concert of the ownership of, or the power to vote, more than fifty percent (50%) of the outstanding voting securities of Employer (for which purpose, securities which are convertible into voting securities shall be deemed voting securities); or

          (c) The acquisition by any person of the power, directly or indirectly, to exercise a controlling influence over the management or policies of Employer (either alone or pursuant to an arrangement or understanding with one or more other persons), whether through the ownership of voting securities, through one or more intermediary persons, by contract, or otherwise.

For purposes of this Section 11 the term "Person" shall include a natural person, corporation, partnership, association, joint-stock company, trust fund, or organized group of persons.

     11.3 GOOD REASON DEFINED. For purposes of this Agreement, "Good Reason" shall be limited to the happening within a period of twenty four (24) months following a Change of Control of one of the following without Employee's express written consent:

          (a) Without Employee's express written consent, (i) the assignment to Employee of any duties not customarily performed by officers of Employer and inconsistent with Employee's position as Executive Vice President of Finance and Operations Chief Financial of Employer prior to a "Change of Control," or the failure of Employer to maintain Employee in an officer position; or (ii) the assignment to Employee of a job title that is not of comparable prestige and status within the industry as Employee's title within ninety (90) days prior to the Change of Control; or (iii) failure to provide Employee with the normal perquisites of an officer of Employer, such as an office and appropriate support services; or

          (b) A reduction by Employer in Employee's base salary as in effect prior to a Change of Control unless such reduction is applied to all officers of Employer and does not exceed the average percentage reduction in base salary for all officers of Employer, or the failure by Employer to increase such base salary each year following a Change of Control by an amount which equals at least one-half (1/2), on a percentage basis, the average percentage increase in base salary for all officers of Employer, and its subsidiaries; or

          (c) Employee determines in Employee's good faith discretion, not earlier than six (6) months after the date of a Change of Control, that his work environment has become professionally or personally uncomfortable for whatever reason; or

          (d) A material reduction in the overall level of employee benefits available to Employee (including Employer's executive bonus plan, group life insurance plan, and medical and dental plans) in which Employee was participating at any time within 90 days preceding the date of a Change of Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to Employee; or
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          (e)  Employer's requiring Employee to be based anywhere more than fifty (50) miles from Employer's principal business location at the time of the Change of Control other than for required travel in connection with the business of Employer; or

          (f) The insolvency or the filing (by any party, including Employer) of a petition for bankruptcy of Employer, which petition is not dismissed within 60 days; or

          (g) Any material breach by Employer of any provision of this Agreement; or

          (h) Any purported termination of Employee's employment for Cause by Employer which does not comply with the terms of Section 9.5; or

          (i) Any event or condition described in Sections 11.3(a) through (h) above that occurs prior to a Change of Control but which the Employee reasonably demonstrates either was at the request of a third party or otherwise arose in connection with, or in anticipation of, a Change of Control that actually occurs. In such event, the date of a Change of Control with respect to Employee shall mean the date immediately prior to the date of such termination of the Employee's employment.

     11.4 PAYMENTS AND DISPUTES.

          (a) Except as provided in Section 11.3(i) above, for purposes of this Agreement, Employee's date of termination will be the date Employer gives written notice of termination to Employee. If termination is under circumstances invoking the benefits of this Section 11, then the sums specified herein will be paid no more than ten (10) business days after the date of termination, except that the portion of the payment based upon the amounts payable under any Employer bonus plan shall be paid no later than ten (10) business days after the amounts payable under such plans have been determined following availability of results necessary for computation of such amounts.

          (b) If Employer wishes to contest or dispute a termination for "good reason" by Employee, it must have delivered to Employee written notice of such dispute within the ten (10) day period after the date of termination. If Employee desires to contest or dispute a termination by Employer, or any failure to make payments claimed to be due hereunder, Employee must give written notice of such dispute within thirty (30) days of receiving a Notice of Termination or, if no Notice is provided, within thirty (30) days of Employee's actual termination by Employer. In the event of a dispute, Employer shall continue to pay Employee's full base salary and continue all Employee's employee benefits in force until final resolution of any such dispute by mutual agreement or the final judgment, decree or order of a court of competent jurisdiction (including any appeals, if such are perfected). Employee may, at Employee's or Employer's option, be suspended from all duties during the pendency of such a contest or dispute. If Employee prevails in any such contest or dispute, Employer shall thereupon be liable for the full amounts due under this Section 11 as of the date of termination after adjustments for amounts already paid.

          (c) Employer will pay all fees and expenses, including full attorneys' fees, incurred by Employee in good faith in contesting or disputing any termination after a Change of Control or in seeking to obtain or enforce any right or benefit provided by this Agreement.

          (d) If any payments due hereunder shall be delayed for any reason for more than ten (10) business days from the date of termination (or availability of results under the company's bonus plan), the amounts due shall bear the maximum legal rate of interest until paid.

          (e) Notwithstanding the provisions as to time of payment as above set forth, Employee may at Employee's sole option elect to have some or all of such amounts due Employee deferred to a date or dates of Employee's choosing over a period not to exceed two (2) years, in which event the unpaid balances shall not bear interest during the deferred period elected by Employee.

     11.5 MITIGATION. Employee shall not be required to mitigate the amount of any payment due under this Section 11 by seeking other employment.
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12.  CONSTRUCTION OF AGREEMENT.

     12.1 ESSENTIAL TERMS AND MODIFICATION OF AGREEMENT. It is understood and agreed that the terms and conditions described in this Agreement and the agreements expressly referenced herein constitute the essential terms and conditions of the employment arrangement between Employer and Employee, all of which have been voluntarily agreed upon. Employer and Employee agree that there are no other essential terms or conditions of the employment relationship that are not described or referenced within this Agreement, and that any change in the essential terms and conditions of this Agreement or any such referenced agreement will be written down in a supplemental agreement which shall be signed by both Employer and Employee before it is effective.

     12.2 SEVERABILITY. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions hereof shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.

     12.3 NOTICES. Any notice hereunder shall be sufficient if in writing and delivered to the party or sent by certified mail, return receipt requested and addressed as follows:

(a) If to Employer: fine.com International Corp.
                                                   1525 Fourth Avenue, Suite 800
                                                   Seattle, WA 98101

(b) If to Employee: Timothy J. Carroll
                                                   4127 NE 103rd
                                                   Seattle, WA 98125

Either party may change the address herein specified by giving to the other, written notice of such change.

     12.4 GOVERNING LAW. This Agreement is made and shall be construed and performed under the laws of the State of Washington.

     12.5 WAIVER OF AGREEMENT. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver by Employer of any subsequent breach by Employee.

     12.6 CAPTIONS. The captions and headings of the Sections of this Agreement are for convenience and reference only and are not to be used to interpret or define the provisions hereof.

     12.7 ASSIGNMENT AND SUCCESSORS. The rights and obligations of Employer under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Employer. The rights and obligations of Employee hereunder are nonassignable. Employer may assign its rights and obligations to any entity in which Employer or a company affiliated to Employer, has a majority ownership interest.

DATED as of the 23rd day of November, 1998.

EMPLOYEE: EMPLOYER:

Timothy J. Carroll fine.com International Corp.